Exhibit 99.1

FINAL TRANSCRIPT

FLE - Q3 2008 Fleetwood Enterprises, Inc. Earnings Conference Call

Event Date/Time: Mar. 06. 2008 / 1:30PM ET

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CORPORATE PARTICIPANTS

Elden Smith

Fleetwood Enterprises, Inc. - President, CEO

Kathy Munson

Fleetwood Enterprises, Inc. - Director, IR

Boyd Plowman

Fleetwood Enterprises, Inc. - EVP, CFO

Andy Griffiths

Fleetwood Enterprises, Inc. - SVP, CAO

Charley Lott

Fleetwood Enterprises, Inc. - President, Housing Group

Paul Eskritt

Fleetwood Enterprises, Inc. - President, RV Group

CONFERENCE CALL PARTICIPANTS

John Diffendal

BB&T Capital Markets - Analyst

David Wells

Avondale Partners - Analyst

Jay McCanless

FTN Midwest Research - Analyst

Brian Bitner

Oppenheimer - Analyst

Alvin Concepcion

Citigroup - Analyst

Robert Rodriguez

First Pacific Advisors - Analyst

Barry Vogel

Barry Vogel & Associates - Analyst

Robert Niewieuk

Katana Capital - Analyst

Chris Cook

Zazove Associates - Analyst

Michael Kadick

Kadick, Inc. - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and welcome to the Fleetwood Enterprises Incorporated third quarter financial results conference call. (OPERATOR INSTRUCTIONS) I will now turn the call over to Ms. Kathy Munson. Ms. Munson, you may begin.

Kathy Munson - Fleetwood Enterprises, Inc. - Director, IR

Thank you, John. Welcome to Fleetwood Enterprises’ conference call for the third quarter of fiscal 2008. I’m Kathy Munson, Director of Investor Relations. First we hope that all of you have retrieved, via the internet or facsimile, today’s news release announcing Fleetwood’s results for the third quarter ended January 27, 2008. The Company’s 10-Q was also filed today. This call is being broadcast live over the internet at streetevents.com and earnings.com, and is accessible through our own website, fleetwood.com. A replay of the call will be available at each site shortly after the end of this call and the call is also being taped. If you have any questions about accessing any of this information, please call the Pondel/Wilkinson Investor Relations Office in California at 310-279-5980 after the conference call.

Please be advised that the statements made by Fleetwood Enterprises in today’s press release and during this conference call that relate to future plans, events, or performance are forward-looking statements and are being made against the backdrop of the SEC’s Safe Harbor rules. These statements are based on the beliefs of the company’s management as well as assumptions made by and information currently available to the company’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties and assumptions including risk factors identified in the company’s 10-K and other SEC filings. Actual results, events, and performance may differ materially. Readers and conference call participants are cautioned not to place undue reliance on these forward-looking statements which speak only as of today’s date. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may result from changes in circumstances or unanticipated events.

With that in mind, let’s move on to today’s call with Elden Smith, President and Chief Executive Officer and Boyd Plowman, Executive Vice President and Chief Financial Officer. The other Fleetwood executives available to answer your questions at the conclusion of the introductory comments are Paul Eskritt, President of the RV Group; Charley Lott, President of the Housing Group; Andy Griffiths, Senior Vice President and Chief Accounting Officer; and Lyle Larkin, Vice President and Treasurer. I’ll turn the call over to Elden Smith. Elden?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Thank you, Kathy. It is a pleasure to welcome all of you to our third quarter fiscal 2008 conference call. In the third quarter, revenues were down 20% from the same period last year. Despite this decline, we have made great strides in improving our competitiveness in the marketplace, lowering our costs throughout the company, and significantly reducing our operating loss. During the quarter, the motor home industry experienced a sharp downturn. Any time one of our industry segments changes direction quickly, it creates operational challenges. In our first and second fiscal quarters, the motor home division enjoyed increased sales, and we ramped up production accordingly. Starting about November, however, sales fell off sharply. We reacted quickly and successfully avoided building excess inventory, but in doing so, we had to limit production through down days and layoffs, and some inefficiencies and added costs were incurred. Even so, it is gratifying to report to you that in this quarter, in almost every key metric, the company showed improvement over last year.

Gross profit margin was up, operating and warranty expenses were down, labor efficiencies improved, capital expenditures and depreciation have both been minimized as we reduced our investment close to maintenance levels, and we successfully controlled our raw material and work-in-process inventories during the quarter. Boyd will go into more detail on these factors in his part of the presentation, but we are encouraged by our progress. We are committed to continuously improving our operations. We know from experience that our industries are both seasonal and cyclical, and with that comes an understanding of how to manage through industry-wide downturns such as the one we are in. Our experience also gives us confidence that our industries will rebound and prosper over the long term. They will recover as the economy recovers and Fleetwood will continue to be a major player in each. Our dealer networks are strong and we’re well represented on their lots.

Fleetwood retained or increased its wholesale market share in motor homes and manufactured housing during calendar year 2007. While we have lost market share in travel trailers, this was not unexpected. Last year, we closed half our plants. We somewhat underestimated the magnitude of the decline in sales. Our dealers tell us, however, that sales of new, improved models have been hampered by existing inventory of older product, and we are working with them on moving these aged units.

The challenging industry conditions that we are experiencing make us particularly enthusiastic about the new strategic alliance with Bank of America for RV financing that we announced earlier this week. The combined strength of Bank of America’s resources and expertise, and Fleetwood’s strong dealer network, industry position, and experience will allow our new finance initiative, Fleetwood Financial Services, or FFS, to provide very competitive financing at both the wholesale and retail levels. We believe that Fleetwood Financial Services offers the best RV financing programs available. These programs will lead to even stronger relationships with our dealers, more targeted and successful promotional activities, and greater shelf space for Fleetwood products. Although dealers must be creditworthy and make certain commitments to qualify for participation, size is not one of the criteria. This means that many of our smaller dealers will have access to funding and rates that they simply could not get otherwise. At the same time, Fleetwood Financial Services does not increase Fleetwood’s financial risk beyond our normal repurchase agreements.

For ten years, Fleetwood owned and operated Fleetwood Credit Corporation, an RV finance subsidiary. Fleetwood Credit Corporation was the first to securitize RV paper, which performed extremely well. By 1996, the financing picture had improved significantly for RV dealers and customers, who had then had adequate sources of financing. In 1996, we sold Fleetwood Credit. Subsequently, Fleetwood Credit Corporation, its portfolio, and Fleetwood’s long-term operating agreement were transferred to Bank of America through a second sale. This is a key reason why Bank of America has a compelling share of the RV financing market today, and one of the reasons why we feel so confident about our new alliance. The reason I mention this today is not just because we have experience in the RV finance field. It’s because we know firsthand the advantages of having an RV finance capability to provide deeper dealer relationships, give us an edge on shelf space and market share, and assist us in connecting with our product owners. We believe that teaming up with Bank of America is an ideal way for Fleetwood to re-enter this arena.

I want to give you a quick backlog report for the RV Group, current as of last Friday. In motor homes we have 994 units in our backlog compared to last year’s level of 1,402 units for a decrease of 29%. On the other hand, we are somewhat encouraged because the current backlog represents a 21% increase since the end of the third quarter in January. We have 1,721 units in our travel trailer backlog which is off 14% from this time last year, when we had 2,002 units. In folding trailers the backlog increased to 207 units compared to 25 units last year. Both of the towable segments are down slightly since the last of the quarter.

Moving on to our Housing Group, we are focused on positioning ourselves for the long term, which we continue to believe will be a positive environment for manufactured housing. At the same time, we are keeping our costs down and efficiencies up, so that we can operate more profitably in the current environment.

The Group was close to breakeven even in a particularly tough winter quarter. We are pleased with its improvement over the last year, especially given the decline in revenues. The Housing Group has generated operating income of more than $7 million in the first nine months of our fiscal year, with virtually no help from the market. Industry shipments for 2007 were approximately 96,000 units, 18% lower than the previous year.

We produce high-quality, factory-built, affordable homes. They are not only less expensive than comparable site-built housing, but our customers can move into a new home more quickly on average than if they have a home built on site. Given these advantages, we feel certain that financing differentials are one important reason for the sales decline in recent years. Lending standards for manufactured housing tightened significantly in the early part of this decade, while site-built lending standards, as we all know too well, became increasingly relaxed. It became easier to qualify for a loan on a site-built house than for a manufactured home. In addition, lower interest rates and low or non-existent down payments cut sharply into our affordability advantage. Now that we’re seeing more rational lending practices in the site-built market, we should regain some of that advantage, at least once the overhang of foreclosures and fire-sale pricing clears.

Meanwhile, we continue to take advantage of opportunities to increase Fleetwood’s modular business through our Trendsetter Homes division. We are building the second phase of a multi-family project for the Gulf Coast region in our Georgia modular plant and have just begun building modular living units for the second phase of military barracks for Fort Bliss in our Belton, Texas, plant. We have also been awarded a similar contract for base housing at Fort Sill, Oklahoma, and are pursuing additional military housing business, some of which we expect to finalize soon. The current military contracts will keep the Belton, Texas, plant busy for at least the next two quarters and will also provide production for other plants as well.

The backlog in the Housing Group is currently the equivalent of 1,180 homes or 1,411 floors, compared to 556 homes or 995 floors at this time last year. The number of floors in the backlog is up 42% from the prior year due to the addition of the modular units, where we had none in last year’s backlog. At this point, I’m going to turn the presentation over to Boyd to discuss the company’s financials in more detail.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

Thanks, Elden. Despite the tough environment that Elden described to you, three of our five businesses showed improved operating income in the third quarter as compared to the prior year — the motor home division and the Supply Group being the two that did not. The net loss for the quarter was $16.4 million or $0.25 per share compared with a net loss of $29.9 million or $0.47 per share for last year’s third quarter. The current quarter results were positively impacted by about $0.11 per share by real estate transactions closed during the period, including a $4.1 million foreign exchange gain related to the sale of our Canadian travel trailer plant. The primary reason, however, for the significant overall improvement was substantial progress in the travel trailer business, in part due to the emerging benefits of last spring’s restructuring. Our third quarter consolidated revenues were $355 million, down about $88 million or 20% from last year’s $443 million. The decline was primarily due to a 44% drop in travel trailer revenues and a 16% decline in motor homes for a combined revenue shortfall of $71 million. Manufactured housing revenues were down about 11% or $12 million from the prior year.

RV Group sales for the quarter were down 22% to $254 million from $324 million in the prior year. In recent months, the uncertainty in the economy and increased fuel prices caught up with the motor home market. The motor home division’s third quarter sales declined to $192 million from $228 million last year. For the first half of our fiscal year, sales were up by double-digit percentages. For all of calendar 2007, industry retail sales were off 6%. The bulk of the negative impact came at the end of the year as motor home retail sales fell 13% in the fourth calendar quarter, including a 22% decrease in December alone. Fleetwood’s motor home wholesale shipments improved slightly during calendar 2007.

Third quarter motor home results declined from a $5.2 million operating profit last year to a $1.2 million operating loss for the quarter just ended. This was mainly due to the lower volume and a shift in mix toward lower-priced units. Rapid adjustments to production rates also impaired labor efficiencies.

Travel trailer sales fell $35 million from $82 million a year ago. This reflects the closure of five plants since last year, approximately half of our production capacity, as well as softer market conditions. In addition, dealers have acted to reduce their inventories throughout calendar 2007. Inventories peaked early in 2007 prior to both the restructuring and a slowdown in retail sales later in the year. We have begun to see dealer inventories stabilize and third-quarter sales, which typically are seasonally much lower than in the late summer and fall, were almost at the same levels as for Q2. The travel trailer division’s loss was reduced significantly to $1.9 million from $17.5 million last year despite the lower sales volume. The current quarter benefited by $6 million of gains on the sale of three facilities, partially offset by severance costs related to additional restructuring at the end of the third quarter. A slight increase in gross profit and a 48% reduction in operating expenses contributed significantly to the improvement. Over the past three quarters the division was absorbing the closure of five plants and the substantial consolidation of operations that accompanied that move. More recently, however, plants began to benefit from lower operating expenses and improved labor efficiencies which, excluding quarters that benefited from FEMA production, are now better than they’ve been any time in the past five years.

The folding trailer division was the only business that achieved higher sales than the prior year with an 11% increase to $16 million. The folding trailer market softened during calendar 2007 and our market share, while still dominant, declined, largely due to a decision early in the year to curtail certain promotional activities. Nevertheless, in the current quarter, the division was still able to increase sales and reduce its operating loss to approach breakeven results.

For the RV Group as a whole, gross margin for the quarter increased to 11% from 10.5%. The primary reasons for the improvement were reduced fringe benefit costs due to changes to retirement and healthcare plans effective January 1, 2007; improved labor efficiencies in travel trailers and folding trailers; and lower manufacturing overheads resulting from the travel trailer plant closures. We also gained ground in our warranty and service costs, which were reduced by $6 million or 35% due to lower travel trailer volume, improved service costs, and the results of our quality initiatives. In addition, G & A expenses declined $4.6 million due to fewer plants, a reduction in headcount, and lower corporate expenses.

Third quarter sales for the Housing Group declined to $96 million from $109 million. This 11% drop in our shipments of HUD-code units was smaller than that of the overall industry, resulting in improved wholesale market share. We attribute this largely to well designed, value-oriented products; improved dealer relationships as evidenced by higher retailer satisfaction scores; and a meaningful increase in the number of retail points of distribution for our products. The most difficult markets continue to be California and Florida, which were off by more than 40% during 2007. These two significant retirement states, along with Arizona, have been especially impacted by the slowdown in the site-built housing market.

Even in difficult markets, we continue to find opportunities to improve our operations. For instance, the Housing Group’s third quarter gross margin rose to 21.5% from 20.9%. The primary reasons for the improvements were lower fringe benefit costs, reduced labor cost as a percentage of sales due to fewer loss production days this year, and lower manufacturing overheads resulting from plant consolidations. Partially offsetting these factors was an increase in shipping and handling expenses due to higher fuel costs. Selling and general and administrative expenses declined $2.4 million as a result of fewer sales promotions and shows, fewer plants, and lower corporate expenses.

The third quarter included very little in modular revenues as we had completed the first phase of the military contract at Fort Bliss and hadn’t yet started the second phase. We are currently in production, as Elden mentioned, on this multi-million dollar order. Fleetwood incurred a consolidated loss from operations of $11.2 million compared to an operating loss of $24.9 million in last year’s third quarter. As mentioned earlier, $6 million of gains from the sale of six idle facilities, partially offset by $600,000 of severance costs, helped to reduce the operating loss. Last year’s operating loss included $2.8 million of asset impairment charges and $1.3 million of restructuring costs, mostly severance.

Overall, gross margin rose to 13.8% from 13.2% primarily due to lower labor costs. Fleetwood continues to benefit from our cost-reduction actions. In the third quarter the company’s operating expenses which consist of selling, warranty, and general and administrative expenses were down by $13.7 million compared with the prior year. The majority of the savings was related to lower warranty costs and reduced headcount. Consolidated warranty costs were down by $6.6 million for the quarter, as travel trailer volume has declined and quality initiatives and plant-based service have gained traction. General and administrative expenses for the quarter were lower by $5.3 million, continuing a very positive trend. Over the past three years, we have moved to exit unprofitable businesses, close unprofitable plants, and decentralize our business structure, all of which continued to reduce our costs.

For the first 39 weeks of this fiscal year, results were just below breakeven at the operating line with an $800,000 operating loss compared to a loss of $48.4 million in the prior year. Sales were $1.4 billion, down $144 million or about 10% from the prior year. The $47.6 million year-over-year improvement in earnings was the result of a rise in gross margin from 13.7% to 15.5% and a $33 million reduction in operating expenses. The net loss for the first nine months of the year was substantially lower at $19.9 million or $0.31 per share compared with a net loss of $50.7 million or $0.79 per share for the same period of the prior year. Included in last year’s results was non-operating income of $14.9 million net of taxes, generated by the repurchase of 1 million shares of our 6% convertible trust preferred securities at a 39% discount to their face value. The loss from discontinued operations was a penny per share this year compared with $0.03 per share last year.

Since January of the prior fiscal year, cash and marketable securities are up $11 million to $45 million. The additional cash was generated by a reduction in working capital employed in the businesses and proceeds from the sale of idle properties that more than offset losses from operations. Total bank borrowings under our credit facility were $21.8 million, up $2 million over the fiscal year end and down $3 million from the prior quarter. For the calendar month of January, average daily unused borrowing availability in the bank facility was $46 million. When added to the average qualified cash equivalents of $40 million, this provided average total liquidity for the month of $86 million, lower than last quarter in a typical seasonal pattern, but comfortably in excess of a test requirement under the bank agreement of $50 million. We continue to be confident that our liquidity plus cash flows from operations will be sufficient to meet foreseeable cash requirements.

On December 15, 2008, we have the first put/call date on our $100 million, 5% convertible debentures. We have now classified the $100 million as a current liability and are actively exploring a wide variety of available alternatives in anticipation that debt holders will be in a position to exercise their put option. We expect to satisfy the obligation in cash from some combination of available corporate funds and new debt and/or equity depending on operating results, working capital needs, progress made in ongoing sales of idle or excess real estate, and the relative cost of any new capital required. It is our expectation that if we do access the capital markets for equity, we could do so without a significant incremental change to the current fully diluted share count, which includes about 8.5 million shares that underlie the 5% debentures. Although not our intent, the terms of the debentures allow the obligation to be satisfied by the issuance of common stock at a small discount in full or partial settlement of any amount that may be tendered. Our current intention is to minimize dilution to existing shareholders while ensuring that we have adequate capital to manage and invest in our businesses. And now I’ll turn the call back over to Elden.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Thanks, Boyd. During the last three years, we have successfully decentralized our corporate structures, streamlined our operations, refocused our housing and RV operations, and significantly trimmed our costs. We’ve taken bold steps to benefit our top line by filling important gaps in our product lineups, developing higher volume modular opportunities to serve the military community, and launching Fleetwood Financial Services. Obviously, we could not predict that the housing and consumer markets would be stalled as they are, but we have made continuous adjustments in response to the changing marketplace.

As an example, during the third quarter, we further reduced the size of our management team at corporate headquarters and in the travel trailer division, and we have lowered the number of production associates at most of our plants through layoffs and attrition. In those same three years, our revenues have declined by 24% yet our revenue per associate has increased by 26%. We have not lost sight of the long term, however, and with better days ahead we are making cuts carefully and are investing in the future by developing new innovative products, improving our customer service and developing strong, capable dedicated management.

That said, the short-term outlook continues to call for caution. As we have already noted in our earnings release, sales have deteriorated in the last several months for both of our industries. We expect the fourth quarter to be especially tough for the motor home business, while dealers not only match their orders to retail sales but also adjust their inventory levels. While it makes our near-term revenue very difficult to predict, the good news is that dealer inventories don’t appear to have to adjust by too much before they reach reasonable levels again in the coming months.

Core operating expenses in the fourth quarter will be at levels similar to those for the third quarter. Our goal for the fourth quarter is to continue our trend of year-over-year improvement in core operating results. These comparisons exclude from core operating expenses any beneficial impact from selling real estate as well as restructuring costs, which were substantial in the fourth quarter of the prior year.

I am confident that we are successfully working our way through these current challenges. We will enter our 2009 fiscal year with a leaner, more focused company, structured to succeed profitably in a very challenging market, and to generate strong returns as our markets inevitably turn upward. That concludes our prepared remarks. We’ll now take questions.

QUESTIONS AND ANSWERS

Operator

We will now begin the question and answer session. (OPERATOR INSTRUCTIONS). Our first question comes from John Diffendal from BB&T Capital Markets. Please go ahead.

John Diffendal - BB&T Capital Markets - Analyst

Good afternoon.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Good afternoon.

John Diffendal - BB&T Capital Markets - Analyst

Elden, just your last comment, I’m trying to make sure I understood what you said. Did I hear you...? Typically you relate your next quarter view toward a comparison against last year’s operating income line. Did I hear you say that the goal is to have something that basically would match that number? Did I hear that correctly?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

We expect to show improvement over that number.

John Diffendal - BB&T Capital Markets - Analyst

Over the $18 million, almost $19 million operating income loss last year?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

John, this is Boyd. Just to clarify, that $18 million or $19 million included a substantial amount of unusual items, restructuring items, and I think a core number would have been about a $9 million loss, and our expectation and goal is to improve upon that number.

John Diffendal - BB&T Capital Markets - Analyst

Upon that number; great.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Correct.

John Diffendal - BB&T Capital Markets - Analyst

And help me understand, Boyd, you mentioned the $4 million currency gain and that, together, it’s like $0.11. Help me understand where that is in the income statement in the segment number. Is that—I guess you reported that you had a $5.9 million gain. Is that included in that number or go on top of that number?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

It’s included in that number.

John Diffendal - BB&T Capital Markets - Analyst

It’s included in that number but you mentioned $0.11 a share. What’s the difference between the 8 and the 11?

Andy Griffiths - Fleetwood Enterprises, Inc. - SVP, CAO

John, this is Andy. The difference is the severance cost.

John Diffendal - BB&T Capital Markets - Analyst

Severance, okay, got you. So that is included in that number, good. And help us a little bit with the loss in the Supply line on your segment. What’s going on there and how do you see that proceeding? I know you’ve made some shifts in getting rid of some of those lines, but that number kind of moved up a bit.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

Yes, it largely has to do with internal volume to our internal customers, because of the weakness in both of our markets. Our external business is actually holding up fairly well.

John Diffendal - BB&T Capital Markets - Analyst

Right. Well thanks a lot. I’ll let others ask questions. Thank you.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Thank you.

Operator

Our next question comes from David Wells. Please go ahead.

David Wells - Avondale Partners - Analyst

Good afternoon. Just a couple of quick questions. First off, just wondered if you could quantify the upside to earnings from the new financial unit that you announced earlier this week.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

This is Boyd. We’re really not in a position to quantify it, and we really expect that we’re likely to reinvest, especially at the outset, most of the direct income from that arrangement into additional opportunities to promote manufacturing revenues. So I think the benefit will largely be indirect in terms of improved sales at our manufacturing units.

David Wells - Avondale Partners - Analyst

All right, and then in terms of just looking at start-up cost then, is there a fair amount of capital required to launch things, just looking at the balance sheet?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

No, not really. There is no requirement with our strategic alliance partner for any capital investment on our part, and we will be involved in some participation in financing revenues, so we expect that it should be pretty close to a wash, even with some of that reinvested to provide more attractive opportunities and financing for our dealers and customers.

David Wells - Avondale Partners - Analyst

Okay, great. Thanks. And then secondly, just kind of wondering what your end game is with the towables business; certainly saw some improvement versus last year, but didn’t know, is there a chance for that business to be profitable and what would that take for that business to breakeven or make money?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Well, we certainly expect that that business will be profitable. At this point, volume is one of the keys; that’s an area where we feel the finance company will help. In addition to that, as I mentioned, we’ve made additional structure changes, overhead adjustments to the organization, so we certainly believe that it will be profitable.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

The timing of that is a little difficult to predict, but one of the positive signs is that we do appear to be at or very close to equilibrium with regard to dealer inventories and the decline in dealer inventories has been basically robbing our top line in that division for about a year, and the absence of that will be a terrific boost to that division.

David Wells - Avondale Partners - Analyst

Okay, and then finally, I know last quarter, you had kind of quantified your outlook for real estate benefit in — the benefit to calendar ‘08 from real estate sales. Is your thinking there, I think it was $60 - 80 million. Are you thinking similarly at this point, or has that changed at all?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

It was actually $40 - 70 million, and we’re right on track with regard to that. We generated $15 million in proceeds roughly during Q3 and we’re right on track for more of the same and probably even larger numbers as we go into the spring.

David Wells - Avondale Partners - Analyst

Great. Thank you very much.

Operator

Our next question comes from Jay McCanless from FTN Midwest Research.

Jay McCanless - FTN Midwest Research - Analyst

Thank you, good afternoon, everybody.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

How are you, Jay?

Jay McCanless - FTN Midwest Research - Analyst

Good. Wanted to talk about the debentures that are coming due at the end of this year. I know that the options are wide open for you in terms of whether you settle them in cash or potentially doing another convertible offering, etc. If you wanted to go for the convertible offering, what do you think you’d have to pay in the current market or in nine months?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

Well, the convert market is actually a relatively strong market compared to what’s happened in most of the capital markets, and the terms aren’t really an awful lot different than the last time we did a similar offering, now about four years ago. The credit spreads have widened obviously but that’s been offset by lower interest rates and the value of volatility in the convert market. So actually, a coupon probably slightly lower than the one on the 5% and a similar premium for a conversion premium is pretty much what the convert market looks like today. I’m not at all sure that that would rank high on our choice of alternatives for meeting that obligation, but that’s kind of what the market looks like.

Jay McCanless - FTN Midwest Research - Analyst

Okay, and then addressing again the property issue, since Fleetwood received proceeds of $15 million this quarter or in the third quarter, is it now looking at $25 - 55 million or have you identified further properties for sale?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

We have all along had considerably more property identified, and the range, as Boyd pointed out, is still the $40 - 70 million, and probably in the upper half of that.

Jay McCanless - FTN Midwest Research - Analyst

Then jumping over to manufactured housing, just trying to figure out if the backlogs that were in the release today, did those include any units for the new barracks contract that you’re working on now?

Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

Jay, this is Charley. Yes, it does, it does include that.

Jay McCanless - FTN Midwest Research - Analyst

Okay, if you took those out of that backlog number, were you up, down, or flat on residential versus last year for backlogs?

Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

Oh, gosh, Jay, let me look and see. We are up a little bit over last year. Actually up probably 30% over the same time last year.

Jay McCanless - FTN Midwest Research - Analyst

Okay, so up about 30% on residential?

Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

Right.

Jay McCanless - FTN Midwest Research - Analyst

Okay. And then if you could just discuss the increase in the gross margins, I know you’re down three plants from last year, but is there something about the homes that you’re making now — higher gross margin, a little bit more throughput, could you talk about it a little bit?

Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

On the housing side still, Jay?

Jay McCanless - FTN Midwest Research - Analyst

Yes, on the improved gross margins versus last year. Just how did you get there with three less plants and lower capacity utilization, what drove that increase?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

This is Boyd, Jay. They were up roughly .6 of a percent, I think 21.5 versus 20.9%. A lot of that had to do with manufacturing overheads. We were really right-sized to a better degree, had far fewer down days this year. We came into the quarter at production rates that more closely matched our backlogs, and so manufacturing overheads were a major contributor. We also have been very proactive in terms of making certain that we have timely price adjustments or material cost surcharges as they come along, and that’s made up I’m sure part of that difference.

Jay McCanless - FTN Midwest Research - Analyst

Okay. And then my last question, sticking to the manufactured housing, I know the House and Senate passed similar versions of the Manufactured Housing Reform Act for FHA; just wanted to get y’all’s take on where that is right now and should we expect to see that legislation pass this year?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

We’re optimistic about it, but as we all know, our legislature is unpredictable. It would be a shot in the arm. In the best of years, it was not a large percentage of industry volume, but where the industry is today, I think it has the potential of being a significant shot in the arm, and we are optimistic that the next few months we’ll see passage of that.

Jay McCanless - FTN Midwest Research - Analyst

Okay, great. Thanks, guys.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Thank you.

Operator

Next question comes from Ian Zaffino from Oppenheimer. Please go ahead.

Brian Bitner - Oppenheimer - Analyst

Hi, this is Brian Bitner sitting in for Ian. How are you doing?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Very good, Brian.

Brian Bitner - Oppenheimer - Analyst

Just on the manufactured housing side of the business, how do you guys see the rest of the country shaping up when you X out California, Arizona, and Florida?

Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

Brian, actually, when you take Florida and California and maybe Arizona out also, those three states made up 92% of our shortfall from ‘06 to ‘07. So actually, the rest of the country is not in bad shape, and another way that sort of breaks down is that, at least for our business, our street retailers, which roughly make up 2/3 of our business, from ‘06 to ‘07, the business was flat. The loss has come in our brokers and community business, which makes more sense as you look at the states that—typically Florida, California, and Arizona, which are heavily skewed toward community-type business.

Brian Bitner - Oppenheimer - Analyst

So whenever we see an uptick there, it’s going to very drastically improve the whole business obviously?

Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

I would think so, and our numbers are even more exacerbated by the fact that Florida—in the state of Florida and California, we have the number one share in those states.

Brian Bitner - Oppenheimer - Analyst

All right, well thanks. And then on the other side of the business with motor homes in the RV segment looks like you guys did about $11.5 million of operating income fourth quarter last year. Do you see that— is that going to be difficult to compare to as we go into this fourth quarter?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

It will be; obviously, the top line is the challenge there and market conditions will make that a difficult comparison.

Brian Bitner - Oppenheimer - Analyst

But do you expect to make a profit in that segment? For just the motor homes?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

We really aren’t prepared to give that specific of guidance.

Brian Bitner - Oppenheimer - Analyst

Okay, well thanks, guys, have a good day.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Thank you.

Operator

Next question comes from Alvin Concepcion from Citigroup.

Alvin Concepcion - Citigroup - Analyst

Hi, everyone.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Hi, Alvin.

Alvin Concepcion - Citigroup - Analyst

Just wanted to clarify, you mentioned in the fourth quarter, trends were still pretty soft but did the deterioration continue into the fourth quarter or did it stabilize? Maybe it’s still just sluggish.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

On a relative basis, it has certainly slowed compared to last year. It’s probably—it is better than what it was during the seasonally slow winter period.

Alvin Concepcion - Citigroup - Analyst

Okay, and then you mentioned the dealer inventories—you don’t expect too much of an adjustment there, so when would you think that trends in towable and motorized would sort of improve or stabilize?

Paul Eskritt - Fleetwood Enterprises, Inc. - President, RV Group

This is Paul. We’ve run about six straight weeks now on the towable inventory where we hung around the same number, about 11,000 pieces, so I’ve seen that starting to grow as we head into the spring. We’ve still got some pieces in the East that we vacated markets on that will still come down in total, but I’m really encouraged based on where we see where our inventory is, and applying some turn ratios and things like that — what it means for future volume, as Boyd talked about. Motor homes I’m fairly comfortable with our inventory right now, maybe just a little bit high on the diesel side of our business, but we’re in good shape. Our inventory is rather fresh and current and our turns have been pretty good, so whatever adjustment is going on out there right now, which we see a little bit of, you won’t see a huge drop off in our motor home inventory from what I’m seeing today.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

Dealer inventory.

Paul Eskritt - Fleetwood Enterprises, Inc. - President, RV Group

Dealer inventory.

Alvin Concepcion - Citigroup - Analyst

Thank you very much.

Operator

Our next question comes from Robert Rodriguez from First Pacific Advisors.

Robert Rodriguez - First Pacific Advisors - Analyst

Good afternoon.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Good afternoon, Bob.

Robert Rodriguez - First Pacific Advisors - Analyst

Yes, I was just curious about, in terms of the covenants, with the utilization of cash dealing with the debenture, how might that affect your covenant coverage for the maintenance of liquidity?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

Bob, we still expect that we will meet our liquidity test, and in the meantime, we have also, with regard to the springing covenant, we have renegotiated that covenant as indicated in our 10-Q and so we’re really in a better position to meet that if we ever fail to meet the liquidity test. But we expect that between existing cash, proceeds from additional real estate sales, and perhaps supplementing that, either with—in the capital markets—either with debt or possibly with equity, we would expect that we would continue to meet the liquidity test comfortably.

Robert Rodriguez - First Pacific Advisors - Analyst

Okay. And in terms of working capital management, can you give us a sense on where you see your inventory levels proceeding? Is there further opportunities there for improvement?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

We think there is, and in the early stages of reducing it, particularly in the raw material area, that is largely offset by a reduction on the payables side but, over time, it does work its way through obviously into more cash and we think in both sides of our business, we have got an opportunity of at least several million dollars on each side.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

We also, Bob, have ample capacity to run at adequate rates to meet the demand that we anticipate during this season, so we won’t see the buildup in finished unit inventory in RV’s that we may have seen in previous years.

Robert Rodriguez - First Pacific Advisors - Analyst

Okay. In RVs. Okay, and let’s see, in terms of the new finance agreement there, how is that different from where you were previously? Can you kind of give us a sense of what that might do for you in terms of how you’re managing your business and with your vendors and all?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

Yes. You’re talking about Fleetwood Financial Services?

Robert Rodriguez - First Pacific Advisors - Analyst

Yes, Fleetwood Financial Services.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

Well, Fleetwood Credit was a wholly owned subsidiary as is Fleetwood Financial Services. But Fleetwood Credit was internally managed, and we owned 100% of it but we did learn at that time how much deeper the relationship could be with the dealers when we were providing their floorplan financing and also helping them with the financing of retail sales. We entered, when that was sold, the company entered into a ten-year operating agreement with the buyer and that was subsequently transferred in a subsequent sale. But over time, that close working relationship kind of disappeared and we also lost the benefit of some of the demographic information on our buyers and borrowers that had been previously very helpful. We believe that without the capital investment that was required under the previous arrangement, we’ve struck a deal with Bank of America, who now owns the former Fleetwood Credit, that will provide us, we think, the best of all worlds. We’ve got a very close working relationship, many of the management people are people who at one time were Fleetwood people, and they are a premier lender— THE premier lender in the industry. They have a number one market share in both wholesale and retail, and we’re both looking to enhance our market positions by being collaboratively more aggressive and we don’t expect that Fleetwood Financial Services will generate a large profit, but we do participate to some degree in financing revenues and we expect to plow that back in to more attractive programs on behalf of our dealers and our retail customers. So, we think it will be very helpful in building manufacturing revenues.

Robert Rodriguez - First Pacific Advisors - Analyst

Let me put it another way. With the credit crunch that’s going on, banks are cutting back, I can tell you a number of places where they’re cutting back. And so, in this case here, is this providing a more secure avenue of flooring financing than where you were before? Does it expand that? These are issues that are hitting in the marketplace right now.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

Yes, it’s absolutely a more secure situation for our dealers and in addition to that from a pricing standpoint, it is as attractive, if not more attractive, than anything available around the industry.

Robert Rodriguez - First Pacific Advisors - Analyst

Okay, that’s good. And I would only say plan for the worst, I would not plan for the capital markets as one of your outs, (LAUGHTER)

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Thank you.

Robert Rodriguez - First Pacific Advisors - Analyst

Okay, guys, thank you very much.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Thank you very much, Bob; bye-bye.

Operator

Barry Vogel from Barry Vogel and Associates is on the line with a question, please go ahead.

Barry Vogel - Barry Vogel & Associates - Analyst

Good morning gentlemen and ladies. I want to go back to that paragraph that you had in the press release, which someone asked about before. Core operating expenses are to significantly be reduced, similar to the third quarter, and for the first question on that issue: Do you expect a seasonal uptick this year based on what you see in the field in both businesses?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

We will see some seasonal uptick from say the winter, but we don’t expect it to be anywhere near what we would have seen last year or the year before.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay, so if you have a seasonal uptick, in theory, you should have more revenues than in the third quarter that just ended, is that correct?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

That’s correct.

Barry Vogel - Barry Vogel & Associates - Analyst

So, is there any possibility that the seasonal uptick is what you think it’s going to be, that on an adjusted operating profit basis, and last year was about, like Boyd said, $9-10 million loss last year, can, based on where you are today, lower that loss, decently percentage wise, with a seasonal uptick?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

We’ve essentially said that yes we expect to do that.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay, so you’re not looking at a million dollars less operating loss. You’re looking at a better improvement than—a better improvement, would that be the right assumption?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

I would say that, Barry. One of the reasons we couched our guidance a bit differently this time is that visibility with regard to revenues is even more difficult right now than it has been in the recent past, and that’s the wildcard, but that’s our goal and expectation.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay, I want to swing to the military business for a second because this is relatively new for you guys, and I don’t know how significant it could be, but you said that you were doing a second piece of the Fort Bliss business and you were going to have business being done on the Fort Sill project. So the first question I have, if this thing goes according to your plan, what kind of operating margins on the military business are realistic, going forward?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

Barry, I think they’re realistically, at least high single digits.

Barry Vogel - Barry Vogel & Associates - Analyst

So let’s say 8%?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

Okay.

Barry Vogel - Barry Vogel & Associates - Analyst

Is that including any costs that you have to pay to anybody who could be intermediaries because I know I’ve heard that there are some intermediaries with all of the federal rules. Is that all-inclusive, that sort of 8%?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

Yeah, it is. We’re basically a subcontractor in these roles so we’re selling to someone upstream from us.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay. And as far as dollars, in fiscal ‘08, can you give us some idea of what minimal dollars in revenues you might have in your military business?

Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

$6-8 million.

Andy Griffiths - Fleetwood Enterprises, Inc. - SVP, CAO

You said in fiscal ‘08, Barry?

Barry Vogel - Barry Vogel & Associates - Analyst

Yes, that’s where I’m starting.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Just the remainder of this year?

Barry Vogel - Barry Vogel & Associates - Analyst

Yes, just I’m just trying to see where you’re at.

Andy Griffiths - Fleetwood Enterprises, Inc. - SVP, CAO

It will be $6-7 million in the fourth quarter, I think, but we did have some earlier in the year. I think you’re probably more interested in the fourth quarter.

Barry Vogel - Barry Vogel & Associates - Analyst

So what would it be? $8-10 million for the year or more?

Andy Griffiths - Fleetwood Enterprises, Inc. - SVP, CAO

Probably a good guess.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay. What would you—what is a realistic goal for fiscal ‘09 in revenues?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

We believe significantly larger than that, but we really haven’t, nor do I think we intend to give guidance on that. We typically have announced contracts as we’ve gotten one. One we just literally signed yesterday and there’s another one in the offing, but it’s certainly tens of millions of dollars, that’s for sure.

Barry Vogel - Barry Vogel & Associates - Analyst

So it’s possible and, I’m not trying to make you make a projection, but just to give us some signs in terms of the realistic magnitude, is it possible in fiscal ‘09 that you could do $40-50 million revenues in military?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

It is possible.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

It’s possible, right.

Barry Vogel - Barry Vogel & Associates - Analyst

I’m trying to key in on that. As far as proceeds from the sale of assets, you gave us proceeds in the third quarter of $15 million. What was the proceeds from the sale of assets in the nine months?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

$21 million I believe.

Barry Vogel - Barry Vogel & Associates - Analyst

And in the fourth quarter what’s a realistic number?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

We expect that it will probably be in the neighborhood of $25-35 million.

Barry Vogel - Barry Vogel & Associates - Analyst

In the quarter?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

Yes.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay, that’s a big number.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

It is.

Barry Vogel - Barry Vogel & Associates - Analyst

So 30 and 21, that would be $51 million for the year.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

That’s correct.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay and as far as—I don’t have a copy of your 10-Q—at the end of January, did you put down assets held for sale on your balance sheet?

Andy Griffiths - Fleetwood Enterprises, Inc. - SVP, CAO

We did. We had some assets that met the sort of specific accounting criteria for held-for-sale.

Barry Vogel - Barry Vogel & Associates - Analyst

What was that at the end of January?

Andy Griffiths - Fleetwood Enterprises, Inc. - SVP, CAO

I think we disclosed a net book value of somewhere in the neighborhood of $6 million.

Barry Vogel - Barry Vogel & Associates - Analyst

$6 million?

Andy Griffiths - Fleetwood Enterprises, Inc. - SVP, CAO

Yes. Net book value though; that would not be indicative necessarily of fair value nor would it necessarily be indicative of all of the facilities that there are at least being marketed for sale that may not necessarily meet the criteria—the accounting criteria for held-for-sale.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay, and as far as your capital expenditures in fiscal ‘08 and D&A, Boyd, can you give us those numbers? I know you’re trying to hold down those expenditures.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

Andy can probably give them to you a little more precisely.

Andy Griffiths - Fleetwood Enterprises, Inc. - SVP, CAO

For fiscal ‘08, I think we’ll come in actually under $10 million in capital expenditures for the full year. And depreciation and amortization is running right now a little under $5 million per quarter.

Barry Vogel - Barry Vogel & Associates - Analyst

Per quarter?

Andy Griffiths - Fleetwood Enterprises, Inc. - SVP, CAO

Correct.

Barry Vogel - Barry Vogel & Associates - Analyst

So it’s 20 million?

Andy Griffiths - Fleetwood Enterprises, Inc. - SVP, CAO

That’s right.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay, and as far as the modular business, Elden, I know you are just starting this up. How many plants will be producing modular in fiscal ‘09?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

At this point, we have two plants totally dedicated. We go to roughly four that would be used, some of them not perhaps full time, on modular.

Barry Vogel - Barry Vogel & Associates - Analyst

So fiscal ‘09 you would hope to use four... four different plants will produce modulars?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Yes.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay, now as far as the folding trailer business, we don’t hear about that lawsuit; it just got lost in the shuffle. Can you give us some kind of an update on that?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Yes, I can. It basically is in a state of appeal as far as the award that Coleman received and that is going to the Supreme Court and I believe the Supreme Court hears it the latter part of this month.

Barry Vogel - Barry Vogel & Associates - Analyst

At the Supreme Court of the United States?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Oh, no, Kansas.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay, [LAUGHTER].

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Okay. And the other lawsuit, which related to the negative covenant, in other words, the ability of Coleman to license the name to somebody else within the RV industry, that was remanded back to the judge that heard it the first time. He held his hearing there and we’re awaiting that judgment, hopefully within weeks.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay, and is it public knowledge of how much you want to get back on the first issue?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Well, at this point, I believe we have reserved something in the neighborhood of $18 million, and so, on the appeal, we obviously hope to get some portion of that back.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay, and as far as the folding trailer business, and I’ve raised this before, publicly and privately, why do you stay in that business?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

That business is a completely separate segment of the RV business, a whole different group of buyers, some of whom we feel do move up into other products and the opportunity to pick them up and give them a good experience on the front end may have some benefit to us. We do feel that we need to improve those operations significantly and we have very specific operational plans that are being implemented that would improve the returns there, but it would be— if we left that, we would be leaving a segment of the business that we think has potential.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay, and last question has to do with the non-Florida, California, Arizona housing market and if you look at the statistics monthly, there’s been some improvements on usual, the single-wide space. Would you think that in fiscal ‘09, if there’s no further deterioration in those three major markets, meaning California, Florida, and Arizona, that the balance of the states, which have shown signs of life recently, can improve profit— can improve your profits in the housing decently—If they continue to improve?

Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

If they would continue to improve, it would, Barry. But I guess that’s a big question that we’re all looking to see the answer for.

Barry Vogel - Barry Vogel & Associates - Analyst

Now as far as financing, for the single wide, where is most of that financing coming from right now?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

Well, a large part of it is coming from the two Berkshire companies; U.S. Bank is also providing a good deal of financing on a national basis, Origen, Triad, and then a lot of local bank and credit union financing.

Barry Vogel - Barry Vogel & Associates - Analyst

So there is financing out there?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

There is. There is.

Barry Vogel - Barry Vogel & Associates - Analyst

And would you say repos are an issue at all, or that’s gone?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

You know, I think that’s a thing of the past. You know, we had our subprime crisis eight years ago. Underwriting criteria tightened, and the biggest issue with regard to financing today really is the site-built financing issue, which has created some additional competition in the form of foreclosures and developer inventories and has also slowed down our retirement market as our typical retiree buyer has not been able to or willing to sell his site-built house.

Barry Vogel - Barry Vogel & Associates - Analyst

Right, right, right. Well, anyway you’re doing a very admirable job under very dire circumstances. You certainly have cut costs dramatically, Elden and Boyd and Andy, and it would be nice for you to come out of this on the other side.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

Appreciate it, thank you.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Thank you, Barry.

Barry Vogel - Barry Vogel & Associates - Analyst

Bye-bye.

Operator

Our next question comes from Robert Niewieuk of Katana Capital, please go ahead.

Robert Niewieuk - Katana Capital - Analyst

Hi, good afternoon. It’s a tough gig following Barry on a call but I’ll try. [LAUGHTER] A question on the financing wing... to what extent are you going to share in the economics of the loans once they’re on somebody’s balance sheet? As the payments come in and the interest is earned and loan losses occur, is that all B of A or do you share in that?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

We don’t participate in the entire income statement. We don’t have any exposure to loan losses, etc. We do have some modest participation in both retail and wholesale financing. At retail, it’s based on— it’s a very small piece of originations and on wholesale, it’s a small piece of average outstanding balances.

Robert Niewieuk - Katana Capital - Analyst

Okay, and then the next question, given that this is less relevant to your P&L, but still giving insight into the industry, when you say something like small dealers will be now able to get loans that they otherwise couldn’t get. Sort of rule number one in loan industries or insurance is if one guy is out there willing to make loans or write policies that others aren’t, they might be the shrewd guy seizing opportunities that others don’t see, but they might also just be the naive capital that’s underestimating loan losses or claims losses, so what’s going on here? Do you guys think that you collectively with B of A just can see profitable loans that others can’t, or is everybody else constrained because they don’t have the balance sheet room or they’re too timid, or what’s going on?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

I don’t think it’s the former. And a large part of it has to do with the fact that B of A not only has a good deal of expertise and experience in this arena, they also— they do have the balance sheet and they do have a cost of funds that enables them to be very competitive and aggressive, and heretofore they’ve done an excellent job of marketing their wholesale financing in a way that allowed them to make inroads in a dealer’s retail financing. But they’ve primarily been focused on the largest dealers in the industry and, through access to our dealer network, they now have an ability to broaden that and build on the scale that they already have. So I think part of it has to do— their scale permits them lower servicing costs and their cost of funds is also a benefit.

Robert Niewieuk - Katana Capital - Analyst

Okay.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

And they’re the furthest thing from naive.

Robert Niewieuk - Katana Capital - Analyst

That’s what I figured. Okay, that’s all I had, thank you.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Thank you.

Operator

John Diffendal from BB & T Capital Markets is on line with a question. Please go ahead.

John Diffendal - BB&T Capital Markets - Analyst

Just to follow-up a little bit on the modular side, I know mostly you are pointing toward the military, but is this a reclassification or just changing the way you’re looking at this? You had 2 or 300 units you booked in shipments, I guess, in the prior two quarters when you started to break modular out, and showed five in the third quarter. What’s different there? Is it getting ready for the military and doing less residential modular?

Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

John, the five in the third quarter was an accurate number and that was when we were between our Bliss order one and our Bliss order two, and during that time, we had some down time in the facility and we also ran some HUD product out of the facility.

John Diffendal - BB&T Capital Markets - Analyst

I see. So those earlier numbers are other military but just you just basically were getting prepared for making that switch over?

Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

That’s correct. It was mostly military. Maybe 95%. There were a few products—modular products that we built and shipped into the Gulf Coast that were multi-family type products but it was primarily all military.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

And we do have a few multi-family products going right now, but it’s a relatively small number compared to the military.

John Diffendal - BB&T Capital Markets - Analyst

And just Charley, just to make sure I’m clear, I know Jay asked a question about residential, but when you say residential we’re talking HUD code here, did I hear you say then that your HUD code backlog is actually up a bit versus last year?

Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

I was quoting HUD code numbers and I hope that’s what Jay was asking about.

John Diffendal - BB&T Capital Markets - Analyst

Got you, okay, good. And Elden, just talk again for a second on the motor home side. I sort of understand reluctance given the market shifting around on looking at revenue, but I think what we heard a little earlier was that you didn’t really expect a lot of additional dealer inventory change on the motor home side from where you are in here, and depending upon whether you look at the end of the quarter or today, I guess your units of backlog are down 20 to 40% area. Should we tend to look at backlog as a guidance for us in terms of assessing what sort of revenue declines we might expect in the quarter on it? Is it that kind of level? We’re down about 15-16% I guess in revenue in the January quarter, I mean are we talking about falling off in the 20s is sort of where we are?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

It’s probably a decent proxy right now, but I think we can certainly anticipate, and as Paul indicated, our dealer inventories are in relatively good shape. We do think that there will be some slight decline to them, but the dealers are going to be very conservative in terms of not wanting to build inventory. They will go pretty much on a replacing sales basis, which is good for us in that we have solid market share, and our market share has been increasing, so that’s positive. We just don’t think we’re going to put a lot more units into dealer inventory so it depends on the retail activity that the dealers see.

John Diffendal - BB&T Capital Markets - Analyst

And just one last thing, and I know Bob was pointing out about the markets on— I remember back five years ago when you did the 5%, it was a public sort of deal; I’m sort of wondering whether we’re talking public versus private. In a public deal, when you’re setting a conversion price, whatever, and doing it back then it was I guess the conversion price was in the $11-ish range and on a $4 stock, I’m just not sure how that process would work very well if you could get into doing a public sort of convertible debt deal to establish that conversion price. Any thoughts relative to that?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

No, you’re right, John, and when I talked about the convert market being relatively comparable, that had to do with a percentage premium over a common price, so at a lower common price, it would result in a far different absolute conversion price, and that’s one of the reasons that I suggested that that alternative was not likely to be near the top of our menu.

John Diffendal - BB&T Capital Markets - Analyst

Yes, I understand, thank you.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Thank you.

Operator

Our next question comes from Chris Cook from Zazove. Please go ahead.

Chris Cook - Zazove Associates - Analyst

Hi, yes, thanks for taking my question. What are your expectations with regard to the dividend on the toppers?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

As usual, Chris, we really don’t look out into the future on that. We make that decision on a quarterly basis and obviously, our major focus with regard to our capital has to do with addressing the probable put on the 5%, and it certainly puts increased scrutiny on the possibility of deferring that.

Chris Cook - Zazove Associates - Analyst

And then another quick question. You — in the past, you have sort of assiduously not issued any equity, always claiming it’s too cheap and this is when the equity was at 12-13-14-$15 a share. Why the continued aversion to fixing your balance sheet? Using your equity?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

Actually, I’m not sure you made an accurate statement when you depicted our past actions. We did raise $75 million in equity only a couple years ago.

Chris Cook - Zazove Associates - Analyst

Okay.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

At prices lower than those that you mentioned.

Chris Cook - Zazove Associates - Analyst

Okay.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

We don’t have an aversion—

Chris Cook - Zazove Associates - Analyst

Well there was an opportunity to exchange toppers when the stock was in the 12-13 range and you decided not to do it because you said it would be too dilutive. And now here we sit at $4.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

Okay. Although exchanging the toppers versus raising cash with equity would now look like not too good of a proposition.

Chris Cook - Zazove Associates - Analyst

Fair enough. Fair enough.

Operator

Our next question comes from Jay McCanless from FTN Midwest. Please go ahead.

Jay McCanless - FTN Midwest Research - Analyst

Just wanted to follow-up on the manufactured housing side one more time. Looked like there was a big pick up in distribution points this year versus last year. Could you talk a little bit about that? Is it street dealers, neighborhood community business, what’s going on there?

Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

It’s about our same ratio, it’s about 2/3 street dealers, Jay, and 1/3 communities and brokers, but I appreciate you bringing that up because I think it’s a culmination of some improvements we’ve made throughout our organization that’s allowing us to have that kind of success in setting up new distribution as you maybe pointed out there. We’ve increased our distribution points in the last year by about 20%, and it’s sort of for several reasons. Our products are improved. We do an annual survey of our retailers, and it’s improved. Two and a half years ago, we got a 53% acceptance rating from them; a year later it was 62%; this past November it was up to 93%. Our customer satisfaction—retail customer satisfaction—is over 90% and it’s the highest it’s been in 12 years and we’ve only had five years since 1989 that it was higher. So we’re just doing a better job across the organization and it’s getting reflected and recognized by the distribution out in the marketplace.

Jay McCanless - FTN Midwest Research - Analyst

Great. Are any of these dealers that you’re adding or communities that you’re adding, are they actual new dealers or new communities or are they existing? And what has been the trend for new dealers? Are you seeing more of them come into the market?

Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

Very few, Jay. Very few new dealers. Mostly they are existing retailers in the marketplace and have been in the marketplace for years.

Jay McCanless - FTN Midwest Research - Analyst

Okay, great. Thanks.

Charley Lott - Fleetwood Enterprises, Inc. - President, Housing Group

You’re welcome.

Operator

Our next question comes from Michael Kadick from Kadick, Inc. Please go ahead.

Michael Kadick - Kadick, Inc. - Analyst

Last fall a major shareholder wrote you a letter asking you to explore a potential sale or merger of the company. Have you all responded to that?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

We have not responded publicly to it. I can assure you we took it very seriously. Our board took it very seriously. And all of those suggestions in that that were made, were very carefully considered.

Michael Kadick - Kadick, Inc. - Analyst

Have you all bought 5% bonds in the open market or are you planning to?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

We have not, and I don’t think that’s.... Our plans with regard to that are not something I think we’ll likely speculate on.

Michael Kadick - Kadick, Inc. - Analyst

Some traded yesterday at 89 which is 20 some percent, 21% yield to the put.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

Yes.

Michael Kadick - Kadick, Inc. - Analyst

A couple of months ago when Moody’s downgraded the company’s credit rating, it said that the recent reliance on asset sales and equity infusions to fund operating losses and negative cash flow is not a sustainable business model. What do you all say to that?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

Well, I would agree that it’s not indefinitely sustainable. And I think that’s part of the reasons we’ve been streamlining our operations and I think with a little bit of a headwind from the market, I think that the lean organization that now exists is perfectly capable of generating a good deal of operating profit without the burden of federal income taxes for quite some time, so I would agree it’s not sustainable indefinitely.

Michael Kadick - Kadick, Inc. - Analyst

What are the repossession rates in the motor home industry?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

You’re talking about retail repossessions?

Michael Kadick - Kadick, Inc. - Analyst

Yes, I’m just wondering under the current economic situation, are we, are you seeing repossessions of motor homes in general increasing?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

We have not seen that, I’ve not heard it anecdotally, and in general, RV customers have... number one, they’re typically very creditworthy and a strong credit risk, and have generally ridden through tough times pretty well. But it would only be anecdotally; we don’t have any specific access to information other than that, that we might get through our new venture, but at this point, none of the lenders that we’ve had conversations with have indicated anything out of the ordinary with regard to repossession activity.

Michael Kadick - Kadick, Inc. - Analyst

All right, thank you.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Thank you.

Operator

Our last question comes from Robert Rodriguez from First Pacific Advisors. Please go ahead.

Robert Rodriguez - First Pacific Advisors - Analyst

Yes, just one last question and that would be cost initiatives from here, and plant rationalizations in the sense that if the economy takes a more severe header on the downside what kind of contingency plans do you have?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

We have a number of options, there, Bob, and we take a look at them regularly. We could consolidate additional plant facilities fairly easily and quickly; we continue, as I indicated this last quarter, we had some reductions at the corporate level as well as in the travel trailer group management. We continue to look at opportunities to streamline there. We are looking at many of our functions to outsource as opposed to build cost internally, and so it’s a constant review that takes place.

Robert Rodriguez - First Pacific Advisors - Analyst

Can you give me a sense of the type of cost reductions that might be available to you that you’re thinking about?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

I think we’ll probably do better than anything I would tell you, but I don’t think that it’s out of the question to see something in the neighborhood of 5-10% in the next fiscal year.

Robert Rodriguez - First Pacific Advisors - Analyst

Let me clarify, 5-10% reduction in the costs that would be on your income statement right now or... I’d like to have a better idea exactly what you’re referring to.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

It would be in overhead cost that we would be looking at, probably on the income statement now.

Robert Rodriguez - First Pacific Advisors - Analyst

Okay. All right, then, thanks a lot and good luck in this difficult environment.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Thank you very much.

Operator

We have no further questions. Presenters, do you have any closing remarks?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Yes, we do. I just want to thank everyone for joining us today and we look forward to speaking with you again next quarter. Thank you.

Operator

Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for your participation. You may all disconnect.

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